INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement under the Securities Act of 1933 filed under Registration Statement No. 2-90309, of our report dated February 3, 1997 on the financial statements of the Equity Portfolio, the Capital Portfolio, the Bond Portfolio and the S&P 500 Index Portfolio of Carillon Fund, Inc., and to the reference to us as experts under the caption "Independent Auditors" appearing in the Statement of Additional Information, which is part of such Registration Statement.

/s/Deloitte & Touch LLP

DELOITTE & TOUCH LLP

Dayton, Ohio
April 25, 1997